Exhibit 99.6

Joint Filer Information

Name:	Karen Herbert

Address:	1485 East Valley Road, Suite H
Santa Barbara, CA 93108

Designated Filer:	Maurice J. Duca

Issuer & Ticker Symbol:	Impac Medical Systems, Inc. – IMPC

Date of Event Requiring Statement:	February 6, 2004

Signature:	/s/ Linda J. Herbert
Linda J. Herbert, as attorney-in-fact for the reporting person